EXHIBIT 23.1

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie – France

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL Holdings USA, Inc. 2017 Employee Shareholder Plan of:

(i)	our report dated March 15, 2016, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2015, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2015, and

(ii)	our report dated March 15, 2016, with respect to the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2015,

which reports appear in the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2015 filed with the Securities and Exchange Commission, and to the reference to our firms under the heading “Selected Financial Data” in such Annual Report.

Paris-La Défense, January 27, 2017

KPMG Audit A division of KPMG S.A.	ERNST & YOUNG Audit

Represented by	Represented by

/s/ MICHEL PIETTE	/s/ VALÉRIE BESSON	/s/ YVON SALAUN	/s/ LAURENT MIANNAY
Michel Piette	Valérie Besson	Yvon Salaün	Laurent Miannay
Partner	Partner	Partner	Partner